LEASE WITH PURCHASE OPTION

This lease ("**Lease**") is entered into on January 1, 2020, between METZ PROPERTIES LLC, a California limited liability company ("**Landlord**") and ZENLEAF, LLC., a California limited liability company ("**Tenant**") for the Leased Premises, described below, pursuant to the terms hereof.

The Leased Premises.

1.2 Leased Premises. Approximately 25,000 square ft ("**Leased Premises**") of that certain real property consisting of approximately ten (10) acres and commonly known as APN: 122-090-58-00 located in the City of Oceanside, County of San Diego, State of California, as more particularly described on Exhibit "A" attached hereto and incorporated herein by reference ("**Property**").

1.3 Excluded From Leased Premises. Notwithstanding Sections 1.1. above, approximately nine and a half (9.25) acres of the Property will be excluded as part of the Leased Premises and will remain under Landlord's control ("Excluded Portion). A description of the Excluded Portion is described on Exhibit "B".

1.4 Residential Dwelling. The Leased Premises shall not include the residential dwelling currently located on the Property. Tenant shall not access the residential dwelling during the term of the Lease and shall not be responsible for any repair and/or maintenance thereof.

Term of Lease.

2. Lease Term. The term of this Lease shall be for a period of twelve (12) months commencing January 1, 2020 ("**Commencement Date**") and ending on December 31, 2020 ("**Termination Date**").

Possession and Entry. Tenant shall be entitled to early possession of the Property for purposes of preparing the Leased Premises for its intended use.

2.4 Lease Contingency. Landlord and Tenant agree the obligations associated with the Lease are contingent upon the Tenant obtaining the appropriate licenses and/or permits necessary for the Tenant to grow Industrial Hemp in the City of Oceanside, County of San Diego, State of California.

Rent and Late Charges.

3.2 Rent. Tenant agrees to pay to Landlord and Landlord agrees to accept as rent for the use and possession of the Leased Premises the yearly rate of Sixty thousand dollars ($60,000.00) payable monthly throughout the term of the Lease. The Rent shall be payable to Metz Properties LLC at **5708 N River rd., Oceanside, CA 92057** , or such other place or places

as may from time to time be specified by Landlord in a written notice served on Tenant in the manner prescribed in Section 14.3 (Notices) of this Lease.

Late Charges. If any installment of rent or any other sum due from Tenant is not received by Landlord within ten (10) days after such amount is due then Tenant shall immediately pay to Landlord a late charge equal to five (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of the late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted under this Lease.

2. Purchase Option. Tenant is granted the option to purchase entire property (10.41 acres) under the following terms.

4.2 Term of Purchase Option. This option to purchase shall commence on January 1, 2020 and shall expire on December 31, 2020.

4.3 Exclusivity of Option. This option to purchase is exclusive and non-assignable.

4.4 Purchase Price. The total purchase price for the property pursuant to this Option to Purchase Agreement is $4,000,000.00.

Use of the Leased Premises. The Leased Premises shall, during the term of this Lease, be used for open field farming including, but not limited to, the planting, growing and harvesting of agricultural crops including the cultivation of Industrial Hemp.

Waste, Nuisance and Unlawful Purpose. Tenant shall not commit or permit the commission by others of any waste on the Leased Premises. Tenant shall not maintain, commit, or permit the maintenance or commission of any nuisance as defined in Section 3479 of the California Civil Code on the Leased Premises. Tenant shall not use or permit the use of the Leased Premises for any unlawful purpose. Tenant shall, at Tenant's sole cost and expense, comply with all laws regarding the use of the Leased Premises, including without limitation, zoning restrictions, environmental regulations and permit requirements.

Operations on the Leased Premises. All operations conducted on the Leased Premises shall be conducted by Tenant in accordance with the best course of husbandry practiced in the geographical vicinity of the Property. Should Tenant fail to take any action required by the best course of husbandry practiced in the geographical vicinity of the Property or should Tenant fail to conduct any operation undertaken by it on the Leased Premises in accordance with the best course of husbandry practiced in the geographical vicinity of the Property, Landlord may, after serving thirty (30) days written notice of such failure on Tenant and Tenant's failure to correct the condition(s) described in the notice within such thirty (30) day period, in the manner

prescribed in Section 14.3 (Notices) of this Lease, enter the Leased Premises and take such action as Landlord may deem necessary to protect its interest in this Lease and in the Leased Premises. Tenant agrees to reimburse Landlord on demand for the cost of any actions taken by Landlord pursuant to the provisions of this Section. In the event that Landlord has no notice of Tenant's failure pursuant to this Section and takes no action or is unable to protect its interest in this Lease and in the Leased Premises pursuant to this Section, Tenant shall be liable to Landlord for losses caused by Tenant's failure.

Tenant Responsibilities Payment of Utilities. Tenant shall pay all charges for furnishing of gas, electricity, water, telephone, and other public or private utilities to the Leased Premises including any tax or assessment imposed on the Leased Premises for the furnishing of any utilities thereto. Landlord and Tenant acknowledge that Tenant shall have the right to the use of the well(s) on the Property. Additionally, Tenant shall have the right to use any water extracted from the well(s). Tenant acknowledges that it has satisfied itself as to the availability of water for its activities on the Leased Premises from sources other than the well(s).

Maintenance. Tenant, at Tenant's sole cost and expense, shall keep and maintain the Leased Premises, and all improvements on the Leased Premises in good order and repair and in as safe and clean a condition as they were when received by Tenant from Landlord, reasonable wear and tear excepted. Landlord, at Landlord's sole cost and expense, shall maintain the well(s) on the Property.

Erosion Control & Weed Abatement. Tenant shall, at Tenant's sole cost and expense, be responsible for complying with all requirements for runoff, erosion control and weed abatement on the Leased Premises, and shall comply with runoff and erosion controls applicable to the Property as a whole.

Alterations and Tenant Improvements. Tenant shall not make or permit any other person to make any alterations to or improvements on the Leased Premises, without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion. Landlord agrees to provide the Tenant with the materials necessary for the Tenant to install main water lines for crop irrigation purposes.

2.1.1. Compliance with Laws. Any alterations or improvements must be completed in compliance with all applicable laws, including, without limitation, zoning restrictions and requirements for permits.

2.1.2. Restoration of Leased Premises. Tenant shall restore the Leased Premises, to the same condition as before the alterations and approved improvements, prior to the Termination Date. Landlord acknowledges that Tenant is not required to remove any main water lines installed on the Property.

2.1.3. Fencing. Landlord, at Landlord's sole cost and expense, shall fence the entire perimeter of the Leased Premises. Tenant, at Tenant's sole cost and expense, shall maintain the perimeter fencing during the term of the Lese.

2.1.4. Payment and Liens. All improvements, additions, alterations, and major repairs shall be in accordance with applicable laws and at Tenant's sole cost and expense, unless otherwise provided herein. Tenant will not at any time permit any mechanics', laborers', or materialmen's liens to stand against the Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or Tenant's agents, contractors, or subtenants, in connection with work of any character performed or claimed to have been performed on the Leased Premises by or at the direction or sufferance of Tenant. Tenant will indemnify and defend Landlord for all liens, claims, or damages caused by remodeling, improvements, additions, alterations, and major repairs.

2.1.5. Notice of Non-Responsibility. Landlord shall have the right to post and maintain on the Leased Premises any notices that are required to protect Landlord and Landlord's interest in the Leased Premises from any liens for work and labor performed or materials furnished in making the alterations; provided, however, that it shall be Tenant's duty to keep the Property free and clear of all liens, claims, and demands for work performed, materials furnished, or operations conducted on the Leased Premises at the request of Tenant.

Acceptance By Tenant. Effective as of the Commencement Date, Tenant accepts the Property, as well as the improvements thereon, in their present condition. Tenant agrees with, and represents to Landlord, that the Property has been inspected by it and that it has been assured by means independent of Landlord or any agent of Landlord of the truth of all facts material to this Lease and the Leased Premises are being leased by Tenant as a result of his inspection and investigation and not as a result of any representation made by Landlord or any agent of Landlord.

Inspection By Landlord. Tenant shall permit Landlord or Landlord's agents, representatives, or employees to enter the Leased Premises at all reasonable times for the purpose of inspecting the Leased Premises to determine whether Tenant is complying with the terms of this Lease and for the purpose of doing other lawful acts that may be necessary to protect Landlord's interest in the Leased Premises under this Lease.

Insurance, Indemnity, Liability. The following provisions shall apply for the entire Term of the Lease and, upon Tenant's early entry onto the Property as provided above.

Increased Hazards. Tenant shall not commit or permit the commission of any acts on the Leased Premises nor use or permit the use of the Leased Premises in any manner that will increase the existing rates over the standard rate of insurance prevailing in the area of the Leased Premises or cause a cancellation of any insurance policy covering any part or all of the Leased

Premises. Tenant shall, at Tenant's sole cost and expense, comply with any and all requirements of Landlord's insurance carriers necessary for the continued maintenance at reasonable rates of liability insurance on the Leased Premises.

No Liability of Landlord. Landlord shall not be liable to Tenant for loss of or damage to property, including equipment, for lost profits, or for injury or death to persons in, on, or about the Property unless such loss or damage is caused directly and solely by Landlord.

Commercial General Liability Insurance. Tenant shall procure and maintain during the Term of this Lease, at Tenant's sole cost and expense, a policy or policies of commercial general liability insurance on an "occurrence" basis against claims for personal injury liability, including, without limitation, bodily injury, death, or property damage liability with a limit of not less than One Million Dollars ($1,000,000.00) to cover personal injury to any number of persons or of damage to property arising out of any one occurrence for Tenant's activities on the Leased Premises. This liability insurance shall be primary and not contributing to any insurance carried by Landlord, and Landlord's insurance, if any, shall be in excess of this insurance. Landlord shall be named as additional insured on such policy.

Insurance Certificate. Tenant shall furnish to Landlord, upon execution of this Lease, a certificate of insurance and required endorsement issued by the insurance carrier of the policy of insurance carried hereunder. The certificate shall expressly provide that such policy shall not be cancelled or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days' prior written notice to Landlord.

Workmen's Compensation. At all times during the Term and any extensions or renewals, Tenant agrees to keep and maintain, or cause Tenant's agents, contractors, or subcontractors to keep and maintain, workmen's compensation insurance and other forms of insurance as may from time to time be required by law or may otherwise be necessary to protect Landlord and the Leased Premises from claims of any person who may at any time work on the Leased Premises, whether as a servant, agent, or employee of Tenant or otherwise. This insurance shall be maintained at the expense of Tenant or Tenant's agents, contractors, or subcontractors and not at the expense of Landlord.

Subrogation. Any insurance carried by either party with respect to the Leased Premises or occurrences related to its use shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent these rights have been waived by the insured under the provisions of this Lease. Each party, notwithstanding any provisions of this Lease to the contrary, waives any right of recovery against the other for injury or loss due to hazards covered by insurance to the extent of the insurance coverage so provided.

Hold Harmless and Indemnification. Tenant agrees to indemnify and hold Landlord and the property of Landlord, including the Leased Premises, free and harmless from any and all claims, liability, loss, damage, or expense resulting from Tenant's occupation and use, including

the use by Tenant's employees, family, agents, and invitees, of the Leased Premises, specifically including without limitations any claim, liability, loss or damage arising:

2.2. By reason of the injury to person or property, from whatever cause, while in or on the Leased Premises or in any way connected with the Leased Premises or with the improvements or personal property in or on the Leased Premises including any liability for injury to the person or personal property of Tenant, its agents, officers, or employees;

2.3. By reason of any work performed on the Leased Premises or materials furnished to the Leased Premises at the instance or request of Tenant, its agents or employees;

2.4. By reason of Tenant's failure to perform any provision of this Lease or to comply with any requirement imposed on it or on the Leased Premises by any duly authorized governmental agency or political subdivision;

2.5. Because of Tenant's failure or inability to pay as they become due any obligations incurred by it in the agricultural or other operations to be conducted by it on the Leased Premises.

Subleasing and Assigning. Tenant shall not encumber, assign, or otherwise transfer this Lease, any right or interest in this Lease, or any right or interest in the Leased Premises or the Property or any of the improvements that may now or hereafter be constructed or installed on the Leased Premises, without the prior written consent of Landlord. Neither shall Tenant sublet the Leased Premises or any part thereof or allow any other persons, other than Tenant's agents, family, and employees to occupy or use the Leased Premises or any part thereof without the prior written consent of Landlord. A consent by Landlord to one assignment, subletting, occupation or use by another person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Any encumbrance, assignment, transfer, or subletting without the prior written consent of Landlord, whether it be voluntary or involuntary, by operation of law or otherwise, is void and shall, at the option of Landlord, terminate this Lease. The consent of Landlord to any such assignment of Tenant's interest in this Lease or the subletting by Tenant of the Leased Premises shall not unreasonably be withheld,

Condemnation. If, during the Term or any renewal or extension, the whole of the Leased Premises shall be taken pursuant to any condemnation proceeding, this Lease shall terminate as of 12:01 a.m. of the date that actual physical possession of the Leased Premises is taken, and after that, both Landlord and Tenant shall be released from all obligations under this Lease.

Abandonment By Tenant. Should Tenant breach this Lease and abandon the Leased Premises prior to the natural termination of the term of this Lease, Landlord may:

2.2. Continue this Lease in effect by not terminating Tenant's right to possession of the Leased Premises, in which event Landlord shall be entitled to enforce all his rights and remedies under this Lease including the right to recover the rent specified in this Lease as it becomes due under this Lease; or

2.3. Terminate this Lease and recover from Tenant:

2.3.1. The worth at the time of award of the unpaid rent which had been earned at the time of termination of the Lease;

2.3.2. The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination of the Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;

2.3.3. The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and

2.3.4. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease.

3. <u>Default.</u>

Tenant's Default. The occurrence of any of the following shall constitute a default by Tenant:

3.1.1. Failure to pay rent or other sums when due;

3.1.2. Abandonment and vacation of the entire Leased Premises (failure to occupy and operate the Leased Premises for one hundred twenty (120) consecutive days shall be deemed an abandonment and vacation);

3.1.3. Failure to perform any other provision of this Lease (a non-monetary default) if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this lease if Tenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

Notices given under this Section shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable period of time, or quit the Leased Premises. No such notice shall be deemed a forfeiture or a termination of this

Lease unless Landlord so elects in the notice. The purpose of the notice requirements set forth in this Section is to extend the notice requirements of the unlawful detainer statutes of California.

3.1.4. No interest of Tenant in this Lease shall be assignable by operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment and a default hereunder:

3.1.4.1.if Tenant is or becomes bankrupt or insolvent or is unable to pay Tenant's debts as they become due, makes an assignment for the benefit of creditors, or institutes a proceeding under the Bankruptcy Act in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

3.1.4.2.If a writ of attachment or execution is levied on this Lease;

3.1.4.3.If, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Leased Premises.

An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

Landlord's Remedies. Landlord shall have the remedies set forth in Sections 13.2.1 through 13.2.5 if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

3.1.5. Tenant's Right to Possession Not Terminated. Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant's right to possession, and Landlord shall have the right to collect rent when due. During the period Tenant is in default, Landlord can enter the Leased Premises and relet it, or any part of it, to third parties for Tenant's account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Leased Premises, including, without limitation, brokers' commissions, expenses of remodeling the Leased Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Section shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant's default and for as long as Landlord does not terminate Tenant's right to possession of the Leased Premises, if Tenant obtains Landlord's consent Tenant shall have the right to assign or sublet its interest in this

Lease, but Tenant shall not be released from liability. Landlord's consent to a proposed assignment or subletting shall not be unreasonably withheld.

If Landlord elects to relet the Leased Premises as provided in this Section, rent that Landlord receives from reletting shall be applied to the payment of:

3.1.5.1.First, any indebtedness of Tenant to Landlord other than rent due from Tenant;

3.1.5.2.Second, all costs, including for maintenance, incurred by Landlord in reletting;

3.1.5.3.Third, rent due and unpaid under this Lease. After deducting the payments referred to in this Section, any sum remaining from the rent Landlord receives from reletting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. If, on the date rent is due under this Lease, the rent received from the resetting is less than the rent due on that date, Tenant shall pay to Landlord, in addition to the remaining rent due, all costs, including for maintenance, Landlord incurred in reletting that remain after applying the rent received from the reletting as provided in this Section.

3.1.6. <u>Termination of Tenant's Right to Possession</u>. Landlord can terminate Tenant's right to possession of the Leased Premises at any time. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Leased Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to recover from Tenant:

3.1.6.1.The worth. at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

3.1.6.2.The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

3.1.6.3.The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

3.1.6.4.Any other amount, and court costs, necessary to compensate Landlord or all detriment proximately caused by Tenant's default.

"The worth, at the time of the award", as used above in Sections 13.2.2.1 and 13.2.2.2, is to be computed by allowing interest at the maximum rate an individual is permitted by law to charge. "The worth, at the time of the award", as referred to above in Section 13.2.2.3, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

3.1.7. Landlord's Right to Cure Tenant's Default. Landlord, at any time after Tenant commits a default, can cure the default at Tenant's cost. If Landlord at any time, by reason of Tenant's default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional rent.

3.1.8. Attorneys' Fees. Tenant shall reimburse Landlord for all attorneys' fees incurred due to Tenant's default, whether or not a lawsuit is filed.

3.1.9. Involuntary Assignment. No interest of Tenant in this lease shall be assignable by operation of law (including, without limitation, the transfer of this lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment:

3.1.9.1.If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under the Bankruptcy Act in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

3.1.9.2.If a writ of attachment or execution is levied on this Lease;

3.1.9.3.If, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Leased Premises.

An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this lease, in which case this lease shall not be treated as an asset of Tenant.

4. Miscellaneous Provisions.

14.2 Attorneys' Fees. If any Party hereto requires the services of an attorney or becomes involved in any action (which term shall include but not be limited to: arbitration and litigation) to secure the performance of this Lease, or otherwise due to the breach or default of another Party to this Lease, the Prevailing Party, as that term is hereinafter defined shall be entitled to its attorneys' fees and costs, including expert witness fees, whether or not suit is filed. The Parties agree that the Party who recovers expenses shall recover the full amount of all such expenses incurred in good faith. The attorneys' fees awarded shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys' fees reasonably incurred. The term "**Prevailing Party**" shall include without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other Party of its claim or defense.

Notices. Any notice required or permitted to be given under this Lease shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent overnight delivery by an overnight air courier service, or personally delivered to the receiving party or a representative of the receiving party, or sent by facsimile (provided that an identical notice is also sent within twenty-four (24) hours, by first class U.S. Mail, overnight delivery, or personal delivery as otherwise provided in this paragraph). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address as set forth below. Any communication so addressed and mailed shall be deemed to be given: (i) on the third business day after deposit in the United States Mail, or (ii) on the first business day after deposit with overnight air courier services, or (iii) upon personal delivery, or (iv) upon electronic confirmation of complete receipt of facsimile if during normal business hours, or on the next business day if not confirmed during normal business hours. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Landlord: Metz Properties LLC
c/o Karl Metz

Phone: (949)279-0071
Email:karl@dmcolorexpress.net

Tenant: ZENLEAF, LLC
c/o Michael Boshart
7745 Arjons Dr
San Diego, CA 92126
Phone: (800)508-0793
Email: mike@zenleafca.com

Time of Essence. Time is of the essence to this Lease.

Additional Rent. Any monetary obligation of Tenant to Landlord under the terms of this Lease shall be deemed to be rent.

Entire Agreement. No oral agreement exists between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties, their employees and agents, and none thereof shall be used to interpret or construe this Lease. This Lease is and shall be considered to be the only agreement between the parties, their employees and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to such representation is solely based upon the representations and agreement contained in this Lease.

Amendments. All alterations, modifications, clarifications and amendments to this Lease shall be in writing and signed by both parties.

Severability. If any provision of this Lease, or the application of it to any party or circumstances, is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and the document shall be construed as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom, and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Waiver. No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord shall constitute an acceptance of the surrender of the Leased Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute an acceptance of the surrender of the Leased Premises and accomplish a termination of the Lease. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

Covenants and Conditions. Each provision of this Lease to be performed by Tenant shall be deemed both a covenant and a condition.

Governing Law. This Lease shall be governed by the laws of the State of California.

Heirs, Successors and Assigns. Subject to the provisions restricting assignment or subletting by Tenant, or other provisions of this Lease, this Lease shall be binding on the parties, their respective heirs, personal representatives, successors and assigns.

Relationship of Parties. The relationship of the parties to this Lease shall be solely that of Landlord and Tenant and nothing herein contained shall be construed to create a contractor-subcontractor, employer-employee, principal-agent, or any other relationship.

Construction. As used in this Lease, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so indicates. This Lease shall be construed in accordance with its fair meaning, the captions being for the convenience of the parties only and not intended to describe or define the provisions in the portions of the Lease to which they pertain. The terms of this Lease have been freely negotiated by the parties and this Lease shall not be construed against the drafter.

Counterparts. The parties may execute this Lease in two or more counterparts, which shall, in the aggregate, be signed by all the parties; each counterpart shall be deemed an original instrument as against any party who has signed it.

Authority. Each individual executing this Agreement on behalf of an entity, represents and warrants that he/she is duly authorized to execute and deliver this Agreement and that this Agreement is binding upon the entity for which he/she signed in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the date first written above.

LANDLORD:

METZ PROPERTIES LLC, a California limited liability company

By: [signature] KARL METZ for Metz Properties, LLC

TENANT:

ZENLEAF, LLC a California limited liability company

By: [signature]
MICHAEL BOSHART - MANAGING MEMBER

Exhibit "A"

[Legal Description of the Property Attached]



5712 N River R
N River Rd